Exhibit 10.4
CONSULTING AGREEMENT
     This Consulting Agreement dated as of April 6, 2008 (“Agreement”), is by and among ev3 Endovascular, Inc. (“ev3” or “Company”) and James M. Corbett (“Consultant”).
Recitals
     WHEREAS, Consultant has resigned as an employee of ev3 Inc. effective as of 9:00 a.m. (Central Time) on April 6, 2008; and
     WHEREAS, ev3 has determined it will require limited consulting services of Consultant from time to time for a period of time following the termination.
Agreement
     Now therefore, in consideration of the mutual covenants and agreements hereinafter provided, the parties agree as follows:
1.	Transition to Consulting.
(a)	Consultant shall continue to work as an employee of ev3 Inc. on a full-time basis until April 6, 2008, on which date, effective as of 9:00 a.m. (Central Time), Consultant’s employment with ev3 Inc. will terminate (the “Termination Date”). Through the Termination Date, Consultant will continue to earn the salary equal to the salary paid to Consultant immediately prior to the effective date of this Agreement. Consultant will continue to participate in ev3 Inc.’s bonus plans through the Termination Date; provided, Consultant will not participate in any of ev3 Inc.’s or any of its affiliate’s bonus plans after the Termination Date.

(b)	Beginning on April 7, 2008, Consultant will work as a consultant to ev3 on a part-time basis and shall be available from time to time at the request of ev3 from April 7, 2008, through October 6, 2008 (the “Consulting Term”). During this time, Consultant will have the title of Consultant and will report to Robert J. Palmisano, President and Chief Executive Officer of ev3 Inc.

(c)	Consultant and ev3 intend and agree that, as of April 7, 2008, an independent contractor relationship shall be created by this Agreement. Consultant shall not be considered an agent or employee of ev3 for any purpose. Consultant shall not have any right or authority to bind or commit ev3 to any legal obligation whatsoever. Consultant shall not be eligible to participate in any of ev3’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs as an active employee.

(d)	The parties understand and agree that Consultant’s status as Consultant will not qualify him as a “service provider” under the plan or plans under which stock options and/or grants have been made to him and that the treatment of existing stock options and grants shall be governed by and in accordance with the

Separation Agreement (as defined herein) and any amendments to stock options and/or grants entered into in connection with the Separation Agreement.
2.	Scope of Consulting Services. During the Consulting Term, Consultant shall consult on projects as agreed upon with Robert J. Palmisano, President and Chief Executive Officer of ev3 Inc.

3.	Compensation. Consultant shall receive a nonrefundable fee of $5,000 per month, payable on the first calendar day of each month, for which ev3 will be entitled to request and receive up to four (4) days (assuming eight (8) hours per day) of Consulting Services from Consultant during said month. Should ev3 request and receive additional services to be performed by Consultant hereunder in excess of four (4) days during any such month, ev3 will compensate Consultant at the rate of $156.25 per hour for such additional services. All such Consulting Services shall be approved in advance by Robert J. Palmisano, President and Chief Executive Officer of ev3 Inc. The Company shall not be responsible for withholding taxes from any such payments to Consultant in connection with these Consulting Services. In addition to such fees, ev3 will promptly reimburse Consultant for all reasonable expenses incurred by him in the performance of such Consulting Services, including, but not limited to, transportation, lodging, meals, and other related expenses.

4.	Termination. Consultant’s employment through the Termination Date and Consulting Services under this Agreement with ev3 remain “at will”. Either party may terminate this Agreement at any time upon ten (10) days prior written notice; provided, however, that in the event that ev3 elects to terminate this Agreement prior to the end of the Consulting Term, it shall immediately pay Consultant the aggregate of nonrefundable fees of $5,000 per month that would have been otherwise payable under section 3 hereof for the remainder of the Consulting Term, without any additional Consulting Services being required of Consultant hereunder.

5.	Further Responsibilities and Duties.
(a)	Compliance with Company Policies. Consultant shall, at all times, comply with all policies, rules, and procedures of ev3 which include, but are not limited to, ev3’s Code of Conduct, Corporate Compliance Policy, and Insider Trading Policy. By Consultant’s signature below, Consultant acknowledges that Consultant has received, read, and agrees to abide by, each of the foregoing policies.

(b)	Duty of Loyalty. In all aspects of Consultant’s Consulting Services with ev3, Consultant shall act in the utmost good faith, deal fairly with ev3, and fully disclose to ev3 all information that ev3 might reasonably consider to be important or relevant to ev3’s business. Consultant further agrees that during the Consulting Term, Consultant shall not engage in any conduct that might result in, or create the appearance of using Consultant’s position for Consultant’s private gain, or otherwise create a conflict of interest, or the appearance of a conflict of interest, with ev3. Such prohibited conduct includes, but is not limited to, having an undisclosed financial interest in any vendor or supplier of ev3, accepting payments of any kind or gifts other than of a nominal value from vendors, customers, or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with ev3, and which creates a conflict of interest.
(c)	No Conflicting Employment. During the term of this Consulting Agreement, Consultant agrees that he will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved, or to any business in which the Company becomes involved during the Consulting Term, to the extent that the nature of such business is disclosed to Consultant.
6.	Nondisclosure of Confidential and Proprietary Information.
(a)	Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” means any and all information, whether oral, written, or committed to Consultant’s memory that is not generally known by persons not employed by, or parties to contracts with ev3, whether prepared by ev3 or Consultant, including but not limited to:
(i)	inventions, designs, discoveries, works of authorship, improvements, or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by ev3;

(ii)	the subject matter of ev3’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, and other intellectual property to the extent that such information is unavailable to the public;

(iii)	the subject matter and the terms and conditions of this Agreement;

(iv)	ev3’s information, knowledge, or data concerning its financial data, including financial statements and projections, pricing information, costs, sales, budgets, and profits; business plans such as products and services under development, clinical trials, proposals, presentations, potential acquisitions under consideration, and marketing strategies; manufacturing processes; organizational structures, such as names of employees, consultants, and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales, and contracts; supplier and vendor information including lists and contracts; relational data models, company manuals and policies, computer programs, software, disks, source code, systems architecture, blue prints, flow charts, and licensing agreements; and/or

(v)	any document marked “Confidential”, or any information that Consultant has been told is “Confidential” or that Consultant might reasonably expect ev3 would regard as “Confidential,” or any information that has been given to ev3 in confidence by customers, suppliers, or other persons.
(b)	Confidentiality Obligations. Consultant agrees to hold all Confidential and Proprietary Information in the strictest confidence both during the Consulting Term and after the Consulting Services with ev3 are voluntarily or involuntarily terminated for any reason. To this end, Consultant shall:
(i)	not make, or permit or cause to be made, copies of any Confidential and Proprietary Information, except as necessary to carry out ev3’s duties as prescribed by ev3;

(ii)	not disclose or reveal any Confidential and Proprietary Information, or any portion thereof, to any person or company who is not under a legal or contractual obligation to ev3 to hold such information confidential;

(iii)	take all reasonable precautions to prevent the inadvertent disclosure of any Confidential and Proprietary Information to any unauthorized person;

(iv)	acknowledge that ev3 is the owner of all Confidential and Proprietary Information and agree not to contest any such ownership rights of ev3, either during or after Consultant’s employment or consulting relationship with ev3;

(v)	upon termination of the Consulting Services or employment or upon request by ev3, deliver promptly to ev3 all Confidential and Proprietary Information and all ev3 documents and property, whether confidential or not, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases, and other documents or materials, whether in hard copy, electronic, or other form, including copies thereof, whether prepared by Consultant or ev3, and all equipment furnished to Consultant in the course of or incident to employment, including any laptop computer and all data contained on such computer; and

(vi)	permit ev3 to inspect personal computers and/or cell phones, including any Personal Data Assistant, Blackberry, or other handheld device belonging to Consultant, at the time the Consultant’s employment and/or Consulting Services are terminated and to remove from such personal property all data belonging to ev3 if Consultant used such personal property to conduct ev3 business.
(c)	Obligations to Third Parties. Consultant understands and acknowledges that ev3 has a policy prohibiting the receipt or use by ev3 of any confidential information or trade secret protected information in breach of Consultant’s obligations to third parties and ev3 does not desire to receive any confidential information under such circumstances. Accordingly, Consultant will not disclose to ev3 or use in the performance of any duties for ev3 any confidential information in breach of an obligation to any third party. Consultant represents that Consultant has informed ev3, in writing, of any restriction on Consultant’s use of a third party’s confidential information that conflicts with any obligations under this Agreement.
7.	Other Endeavors by Consultant. ev3 recognizes and agrees that Consultant shall be free to engage in other employment, business, political and/or nonprofit activities not directly related to ev3’s business, provided, however, that such activities do not constitute a breach of his commitments to ev3 in this Agreement, and provided, further that Consultant does not purport to act on behalf of ev3 or otherwise represent any affiliation with ev3 in connection with his participation in such activities.

8.	Governing Law: Venue. This Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. Any dispute relating to this Agreement shall be subject to the jurisdiction of state or federal courts within the State of Minnesota, Hennepin County.

9.	Entire Agreement. This Agreement contains all the understandings and agreements between the parties concerning Consultant’s consulting relationship with ev3 and supersedes any and all prior agreements and understandings, whether written or oral, relating to the matters addressed in this Agreement. The parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement. Any modification of or addition to this Agreement must be in writing and signed by Consultant and ev3.

10.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.	Contemporaneous Agreement. ev3 and Consultant acknowledge and agree, notwithstanding anything to the contrary herein, that they have entered into a Separation Agreement and Release of Claims (“Separation Agreement”) contemporaneously herewith. Consultant’s rights under such Separation Agreement, including, but not limited to, his right to receive Special Consideration, as defined therein, shall not be altered, reduced, or affected by his execution of this Agreement, his performance of Consulting Services, or by any actual or purported breach of his obligations hereunder.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date set forth in the first paragraph.

ev3 Endovascular, Inc.		Consultant

/s/ Kevin Klemz		/s/ James M. Corbett

By:	Kevin Klemz	Print Name: James M. Corbett
Its:	Senior Vice President and Chief Legal Officer